Exhibit 99.2

Technitrol, Inc. and Subsidiaries

Unaudited Pro Forma Financial Information

          The following unaudited pro forma consolidated statements of operations for the three months ended March 28, 2008 and for the year ended December 28, 2007 give the effect of Sonion A/S (“Sonion”) as if Technitrol, Inc. (“we” or “our”) acquired Sonion on December 30, 2006. The unaudited pro forma condensed balance sheet as of March 28, 2008 is not provided as the acquisition occurred before March 28, 2008 and the consolidated balance sheet, including the preliminary allocation of assets acquired and liabilities assumed of Sonion, was filed with our quarterly report as of March 28, 2008 on Form 10-Q on May 7, 2008.

          The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable under the circumstances. The pro forma adjustments were applied to the respective historical financial statements to reflect and account for the acquisition using the purchase method of accounting.

          The unaudited pro forma consolidated statements of operations have been prepared by management for illustrative purposes only and do not include the realization of cost savings from operational efficiencies, revenue synergies or changes in operating strategies expected to result from the acquisition. Therefore, the pro forma financial information is not necessarily indicative of the operating results that would have been achieved had the acquisition been effected on December 30, 2006 and should not be construed as a representation of future operating results.

          The purchase price was allocated to assets acquired, including intangible assets, and liabilities assumed based on their respective fair values as determined by our management. A preliminary allocation of the purchase price was made to the assets and liabilities of Sonion in the consolidated balance sheet as of March 28, 2008 that was filed in our Form 10-Q dated May 7, 2008. We continue to assess the estimated fair values of the assets acquired and liabilities assumed and such fair values are subject to revision as we finalize appraisals and other analyses. Also, in connection with our integration plans, additional liabilities may be incurred in purchase accounting as we finalize severances and other liabilities such as contract terminations. Accordingly, the purchase price allocation is preliminary and subject to revision.

          The unaudited pro forma consolidated financial information should be read in conjunction with our Consolidated Financial Statements and Notes thereto, Management’s Discussion and Analysis of Financial Condition and Results of Operations included in our Annual Report on Form 10-K for the year ended December 28, 2007 and the quarterly report on Form 10-Q for the quarter ended March 28, 2008.

Technitrol, Inc. and Subsidiaries

Unaudited Pro Forma Consolidated Statements of Operations

For the three months ended March 28, 2008

In thousands, except earnings per share

	Technitrol, Inc.	Sonion A/S (7)	Pro Forma Adjustments	Pro Forma

Net sales	$274,858	$33,998	$—	$308,856

Cost of sales (1)	218,716	26,195	(3,348)	241,563
Selling, general and administrative expenses (2)	40,812	9,264	1,519	51,595
Severance and asset impairment expense (3)	1,965	1,307	(1,307)	1,965

Total costs and expenses applicable to sales	261,493	36,766	(3,136)	295,123

Operating profit (loss)	13,365	(2,768)	3,136	13,733
Other income (expense) (4)	1,824	(3,392)	(7,230)	(8,798)

Earnings (loss) before taxes and minority interest	15,189	(6,160)	(4,094)	4,935

Income taxes (5)	371	(1,540)	(1,355)	(2,524)

Minority interest	81	—	—	81

Net earnings (loss)	$14,737	$(4,620)	$(2,739)	$7,378

Basic earnings per share	$0.36			$0.18

Diluted earnings per share	$0.36			$0.18

Weighted average common shares outstanding (6):

Basic	40,697			40,697
Diluted	40,836			40,836

See accompanying notes to Unaudited Pro Forma Consolidated Statements of Operations, which are an integral part of these statements

Technitrol, Inc. and Subsidiaries

Unaudited Pro Forma Consolidated Statements of Operations

For the twelve months ended December 28, 2007

In thousands, except earnings per share

	Technitrol, Inc.	Sonion A/S	Pro Forma Adjustments	Pro Forma

Net sales	$1,026,555	$165,621	$—	$1,192,176

Cost of sales (1)	793,570	116,070	(4,092)	905,548
Selling, general and administrative expenses (2)	141,571	38,839	12,158	192,568
Severance and asset impairment expense (3)	18,019	3,356	(3,356)	18,019

Total costs and expenses applicable to sales	953,160	158,265	4,710	1,116,135

Operating profit (loss)	73,395	7,356	(4,710)	76,041

Other (expense) (4)	(3,975)	(5,815)	(18,009)	(27,799)

Earnings (loss) before taxes and minority interest	69,420	1,541	(22,719)	48,242

Income taxes (5)	7,507	2,361	(4,907)	4,961

Minority interest	256	—	—	256

Net earnings (loss)	$61,657	$(820)	$(17,812)	$43,025

Basic earnings per share	$1.52			$1.06

Diluted earnings per share	$1.51			$1.05

Weighted average common shares outstanding (6):
Basic	40,605			40,605
Diluted	40,794			40,794

See accompanying notes to Unaudited Pro Forma Consolidated Statements of Operations, which are an integral part of these statements

Technitrol, Inc. and Subsidiaries

Notes to Unaudited Pro Forma Consolidated Statements of Operations

          On February 28, 2008, we acquired all of the capital stock of Sonion A/S (“Sonion”), headquartered in Roskilde, Denmark with manufacturing facilities in Denmark, Poland, China and Vietnam. The results of Sonion’s operations have been included in the consolidated financial statements since February 29, 2008. Sonion produces microacoustic transducers and micromechanical components used in hearing instruments, acoustic devices, medical devices and mobile communications devices. Our total investment was $421.1, million, which included $243.3 million, net of cash acquired of $6.6 million, for the outstanding capital stock and $177.8 million of acquired debt which was repaid concurrent with the acquisition. We financed the acquisition with proceeds from our new multi-currency credit facility and with cash on hand. The preliminary fair value of the net tangible assets acquired, excluding the assumed debt, approximated $138.6 million. We continue to assess the estimated fair values of the assets acquired and liabilities assumed. Also, in connection with our integration plans, additional liabilities may be incurred in purchase accounting as we finalize severances and other liabilities such as contract terminations. We also have not yet adjusted our deferred tax asset or liability balances to reflect the allocation of the purchase price. Accordingly, the purchase price allocation is preliminary and subject to revision as we finalize appraisals and other analyses. Sonion’s mobile communications group will become part of Electronics’ wireless communications group, and Sonion’s medical and acoustic device groups will form a new medical technology group at Electronics. The following table summarizes the preliminary fair values of the assets acquired and liabilities assumed at the date of acquisition (dollars in millions):

Current assets	$81.2
Property, plant & equipment	102.3
Goodwill	172.8
Identifiable intangibles	116.3
Other assets	4.9

Total assets acquired	477.5

Current liabilities	49.8
Debt assumed in acquisition	177.8

Total liabilities assumed	227.6

Net assets acquired	$249.9

(1)

Represents the increase in inventory as a result of adjusting acquired inventory of Sonion to fair value and a decrease in depreciation estimate as a result of recording the preliminary fair value of property, plant and equipment and reestablishing the depreciable lives of such equipment. Had the acquisition occurred on December 30, 2006, costs of sales for the three months ended March 28, 2008 and the twelve months ended December 28, 2007 and would have changed as follows (dollars in millions):

	Three months ended March 28, 2008	Twelve months ended December 28, 2007

Inventory	($ 1.3)	$ 3.1
Depreciation	(2.0)	(7.2)

Total decrease in expense	($ 3.3)	($ 4.1)

Technitrol, Inc. and Subsidiaries

Notes to Unaudited Pro Forma Consolidated Statements of Operations - Continued

(2)

Reflects the amortization of acquired identifiable intangibles, such as customer relationships and technology, over a weighted-average life of approximately 13 years. The preliminary valuations of the identifiable intangible assets are subject to final valuations and further review by management, which may result in material adjustments. The allocation of the purchase price to the assets and liabilities will be finalized over the next nine months as we obtain more information regarding asset valuations, liabilities assumed and revisions of preliminary estimates of fair value made at the date of acquisition. Selling, general and administrative expenses were also adjusted to expense research and development costs that were historically capitalized by Sonion. Had the acquisition occurred on December 30, 2006, selling, general and administrative expenses for the three months ended March 28, 2008 and the twelve months ended December 28, 2007 and would have changed as follows (dollars in millions):

	Three months ended March 28, 2008	Twelve months ended December 28, 2007

Amortization	$1.5	$9.0

Research and development	—	3.2

Total increase in expense	$1.5	$12.2

(3)

Represents severance and asset impairment expenses recorded by Sonion that that would have been recorded as an increase in goodwill. Had the acquisition occurred on December 30, 2006, severance and asset impairment expenses for the three months ended March 28, 2008 and the twelve months ended December 28, 2007 and would decreased by $1.3 million and $3.4 million, respectively.

(4)

Represents the net incremental interest expense resulting from the borrowing of $373.0 million of cash to finance the acquisition of Sonion, assuming the variable interest rates effective during the period plus the credit margin spread under our current credit agreement. Also, excludes foreign exchange gains recognized in conjunction with the purchase of Sonion in the three months ended March 28, 2008. Had the acquisition occurred on December 30, 2006, other income (expense) for the three months ended March 28, 2008 and the twelve months ended December 28, 2007 and would have changed as follows (dollars in millions):

	Three months ended March 28, 2008	Twelve months ended December 28, 2007

Interest	($ 1.2)	($ 18.0)

Foreign exchange	(6.0)	—

Total increase in expense	($ 7.2)	($ 18.0)

(5)

Represents the related income tax effect of the fixed asset depreciation in (1) above, intangible asset amortization and research and development costs in (2) above, the elimination of severance and asset impairment expenses in (3) above and the addition of financing costs in (4) above.

(6)	The transaction was financed by cash. As no common stock was issued, there is no pro forma impact on the weighted average shares outstanding or the earnings (loss) per share.

(7)

The acquisition of Sonion was completed on February 28, 2008. Therefore, the pro forma results for Sonion represent the net loss of Sonion for the two months ended February 28, 2008. Financial results for Sonion for the month of March, 2008 are presented as part of Technitrol, Inc.